Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
    or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
January 25, 2024

CULLEN/FROST REPORTS FOURTH QUARTER AND 2023 ANNUAL RESULTS
Board declares first quarter dividend on common and preferred stock, and authorizes $150 million stock repurchase program

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported fourth quarter and full-year results for 2023. Net income available to common shareholders for the fourth quarter of 2023 was $100.9 million, and was impacted by a $51.5 million ($40.7 million net of tax) one-time surcharge expense associated with FDIC insurance. Excluding this one-time item, net income available to common shareholders for the fourth quarter would have been approximately $141.6 million, representing a 25.3 percent decrease compared to the fourth quarter of 2022. On a per-share basis, the company reported net income available to common shareholders of $1.55 per diluted common share for the fourth quarter of 2023, compared to $2.91 per diluted common share for the fourth quarter of 2022. Excluding the after-tax impact of the FDIC surcharge in the fourth quarter, EPS would have been $2.18, representing a 25.1 percent decrease from the fourth quarter of 2022. For the fourth quarter of 2023, returns on average assets and average common equity were 0.82 percent and 13.51 percent, respectively, compared to 1.44 percent and 27.16 percent for the same period in 2022. Adjusted for the FDIC insurance surcharge, returns on assets and average common equity for the fourth quarter would have been approximately 1.14 percent and 18.96 percent.

The company also reported 2023 annual net income available to common shareholders of $591.3 million, an increase of 3.3 percent compared to 2022 earnings available to common shareholders of $572.5 million. Excluding the impact of the one-time FDIC surcharge, net income available to common shareholders for 2023 would have been approximately $632.0 million, representing a 10.4 percent increase compared to 2022. On a per-share basis, 2023 earnings were $9.10 per diluted common share compared to $8.81 per diluted common share reported in 2022. For the year 2023, returns on average assets and average common equity were 1.19 percent and 18.66 percent respectively, compared to 1.11 percent and 16.86 percent reported in 2022.

“Our solid fourth quarter and record 2023 earnings are a result of continued strong execution by Frost bankers throughout the state, and were aided by our continued success with our organic expansion strategy in key growth markets in Texas," said Phil Green, Cullen/Frost Chairman and CEO.

For the fourth quarter of 2023, net interest income on a taxable-equivalent basis was $409.9 million, down 3.3 percent compared to the same period in 2022. Average loans for the fourth quarter of 2023 increased $1.5 billion, or 9.1 percent, to $18.6 billion, from the $17.1 billion reported for the fourth quarter a year earlier, and increased 3.6 percent compared to the third quarter of 2023. Average deposits for the quarter decreased $3.6 billion, or 8.0 percent to $41.2 billion compared to $44.8 billion in last year's fourth quarter, and increased 0.9 percent compared to the third quarter of 2023.

For full year 2023, average total loans were $17.9 billion, an increase of approximately $1.2 billion, or 6.9 percent, from the $16.7 billion reported in 2022. Average total deposits for 2023 were $41.4 billion, down $3.1 billion, or 7.0 percent, compared to the $44.6 billion reported for full year 2022.

Noted financial data for the fourth quarter:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios for Cullen/Frost at the end of the fourth quarter of 2023 were 13.25 percent, 13.73 percent, and 15.18 percent, respectively. Current capital ratios continue to be in excess of well-capitalized levels and exceed Basel III requirements.
•Net interest income on a tax-equivalent basis was $409.9 million for the fourth quarter of 2023, a decrease of 3.3 percent compared to the $423.9 million reported for the fourth quarter of 2022. The net interest margin was 3.41 percent for the fourth quarter of 2023 compared to 3.31 percent for the fourth quarter of 2022 and 3.44 percent for the third quarter of 2023.
•Non-interest income for the fourth quarter of 2023 was $113.8 million, up $8.1 million, or 7.6 percent, from the $105.7 million reported a year earlier. Other non-interest income increased $3.1 million, or 18.6 percent, compared to the fourth quarter of 2022. The increase was mainly driven by a $3.0 million increase in income from customer derivative and foreign exchange transactions. Other charges, commissions and fees increased $1.1 million, or 10.2 percent, compared to the fourth quarter of 2022. The increase was primarily related to an increase in income from the placement of money market accounts (up $642,000) and an increase in merchant services income (up $296,000). Service charges on deposit accounts increased by $2.2 million, or 9.9 percent, compared to the fourth quarter of 2022. The increase was driven by increases in overdraft fees and other service charges. Insurance commissions and fees increased by $1.1 million, or 9.2 percent, compared to the fourth quarter of 2022. The increase was mainly driven by increases in commission revenues.
•Non-interest expense for the fourth quarter of 2023 was $365.2 million, up $83.9 million, or 29.8 percent, compared to the $281.3 million reported for the fourth quarter of 2022. Excluding the one-time surcharge expense associated with FDIC insurance, non-interest expense for the fourth quarter of 2023 was $313.7 million, up $32.4 million, or 11.5 percent compared to the same quarter a year earlier. Salaries and wages expense increased by $9.9 million, or 7.3 percent, compared to the fourth quarter of 2022. The increase in salaries and wages was primarily related to an increases in employee headcount and an increase in salaries due to annual merit and market increases. The increase in the number of employees was partly related to our investments in organic expansion in the Houston, Dallas and Austin markets, as well as the rollout of our mortgage loan product offering, and was partially offset by a decrease in incentive compensation expenses. Employee benefits expense increased by $6.1 million, or 27.7 percent, compared with the fourth quarter of 2022. The increase in employee benefits expense was impacted by increases in headcount, medical benefits expense (up $2.1 million) and a decrease in the net periodic benefit related to our defined benefit retirement plan (down $1.6 million), among other things. Other non-interest expense increased by $8.0 million, or 13.6 percent, compared to the fourth quarter of 2022, impacted by increases in professional services expense (up $4.4 million), check card expense (up $1.0 million), and advertising and marketing expenses (up $904,000), among other things. Technology, furniture and equipment expense was up $3.6 million or 11.6 percent compared to the fourth quarter of 2022. The increase was primarily related to increases in cloud services expense (up $3.3 million).
•For the fourth quarter of 2023, the company reported a credit loss expense of $16.0 million and reported net charge-offs of $10.9 million, compared to a credit loss expense of $11.2 million and net charge-offs of $5.0 million for the third quarter of 2023. For the fourth quarter of 2022, the company reported a credit loss expense of $3.0 million and reported net charge-offs of $3.8 million. The allowance for credit losses on loans as a percentage of total loans was 1.31 percent at December 31, 2023, compared to 1.32 percent at September 30, 2023 and 1.33 percent at December 31, 2022. Non-accrual loans were $60.9 million at the end of 2023, compared to $67.2 million the previous quarter, and $37.8 million at year-end 2022.

The Cullen/Frost board declared a first-quarter cash dividend of $0.92 per common share, payable March 15, 2024 to shareholders of record on February 29 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on March 15, 2024, to shareholders of record on February 29 of this year.

In addition, the company's board of directors approved a new share repurchase program with authorization to purchase up to $150 million of Cullen/Frost common stock over a one-year period expiring on January 24, 2025. Share repurchases under the authorization may be made through a variety of methods, which may include open market purchases, in privately negotiated transactions, block trades, accelerated share repurchase transactions, and/or through other legally permissible means. The timing and amount of any share repurchases under the authorization will be determined by management at its discretion and based on market conditions and other considerations. The share repurchase program may be suspended or discontinued at any time at the company’s discretion and does not obligate Cullen/Frost to purchase any amount of common stock.

Cullen/Frost Bankers, Inc. will host a conference call on Thursday, January 25, 2024, at 1:00 p.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 877-709-8150. Playback of the conference call will be available after
5:00 p.m. CT on the day of the call until midnight Sunday, January 28 at 877-660-6853, with the Conference ID# of 13743292. A replay of the call will also be available by webcast at the URL listed below after 5:00 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $50.8 billion in assets at December 31, 2023. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political or economic instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of pandemics, epidemics or any other health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets and global supply chains may continue to be adversely affected by the current or anticipated impact of global wars/military conflicts, terrorism, or other geopolitical events.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2023				2022
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$388,152	$385,426	$385,266	$399,820	$398,457
Net interest income (1)	409,904	407,353	408,594	425,844	423,892
Credit loss expense	15,981	11,185	9,901	9,104	3,000
Non-interest income:
Trust and investment management fees	40,163	37,616	39,392	36,144	39,695
Service charges on deposit accounts	24,535	23,603	23,487	21,879	22,321
Insurance commissions and fees	12,743	13,636	12,940	18,952	11,674
Interchange and card transaction fees	4,608	4,672	5,250	4,889	4,480
Other charges, commissions and fees	12,104	13,128	12,090	11,704	10,981
Net gain (loss) on securities transactions	—	12	33	21	—
Other	19,598	13,331	10,336	11,676	16,529
Total non-interest income	113,751	105,998	103,528	105,265	105,680

Non-interest expense:
Salaries and wages	146,616	137,562	133,195	130,345	136,697
Employee benefits	28,065	26,527	26,792	33,922	21,975
Net occupancy	30,752	31,581	31,714	30,349	28,572
Technology, furniture and equipment	34,484	35,278	33,043	32,481	30,912
Deposit insurance	58,109	6,033	6,202	6,245	3,967
Other	67,196	56,275	54,096	51,800	59,174
Total non-interest expense	365,222	293,256	285,042	285,142	281,297
Income before income taxes	120,700	186,983	193,851	210,839	219,840
Income taxes	18,149	31,332	31,733	33,186	28,666
Net income	102,551	155,651	162,118	177,653	191,174
Preferred stock dividends	1,669	1,668	1,669	1,669	1,669
Net income available to common shareholders	$100,882	$153,983	$160,449	$175,984	$189,505

PER COMMON SHARE DATA
Earnings per common share - basic	$1.55	$2.38	$2.47	$2.71	$2.92
Earnings per common share - diluted	1.55	2.38	2.47	2.70	2.91
Cash dividends per common share	0.92	0.92	0.87	0.87	0.87
Book value per common share at end of quarter	55.64	44.59	50.55	51.59	46.49

OUTSTANDING COMMON SHARES
Period-end common shares	64,185	64,017	64,120	64,396	64,355
Weighted-average common shares - basic	64,139	64,067	64,241	64,374	64,303
Dilutive effect of stock compensation	176	172	187	258	344
Weighted-average common shares - diluted	64,315	64,239	64,428	64,632	64,647

SELECTED ANNUALIZED RATIOS
Return on average assets	0.82%	1.25%	1.30%	1.39%	1.44%
Return on average common equity	13.51	18.93	19.36	22.59	27.16
Net interest income to average earning assets (1)	3.41	3.44	3.45	3.47	3.31

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2023				2022
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$18,609	$17,965	$17,664	$17,319	17,063
Earning assets	45,579	45,366	45,929	47,904	48,867
Total assets	49,087	48,804	49,317	51,307	52,284
Non-interest-bearing demand deposits	14,697	14,823	15,231	16,636	17,980
Interest-bearing deposits	26,487	26,005	25,776	26,121	26,779
Total deposits	41,184	40,828	41,007	42,757	44,759
Shareholders' equity	3,108	3,372	3,470	3,305	2,913

Period-End Balance:
Loans	$18,824	$18,399	$17,746	$17,486	$17,155
Earning assets	47,124	45,218	45,146	47,870	49,402
Total assets	50,845	48,747	48,597	51,246	52,892
Total deposits	41,921	40,992	40,701	42,184	43,954
Shareholders' equity	3,716	3,000	3,387	3,468	3,137
Adjusted shareholders' equity (1)	4,836	4,779	4,692	4,610	4,486

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$245,996	$242,235	$233,619	$231,514	$227,621
As a percentage of period-end loans	1.31%	1.32%	1.32%	1.32%	1.33%

Net charge-offs:	$10,884	$4,992	$9,828	$8,782	$3,810
Annualized as a percentage of average loans	0.23%	0.11%	0.22%	0.21%	0.09%

Non-accrual loans:	$60,907	$67,175	$67,781	$38,410	$37,833
As a percentage of total loans	0.32%	0.37%	0.38%	0.22%	0.22%
As a percentage of total assets	0.12	0.14	0.14	0.07	0.07

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.25%	13.32%	13.42%	13.24%	12.85%
Tier 1 Risk-Based Capital Ratio	13.73	13.81	13.92	13.74	13.35
Total Risk-Based Capital Ratio	15.18	15.28	15.39	15.22	14.84
Leverage Ratio	8.35	8.17	8.11	7.69	7.29
Equity to Assets Ratio (period-end)	7.31	6.15	6.97	6.77	5.93
Equity to Assets Ratio (average)	6.33	6.91	7.04	6.44	5.57

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31,
	2023	2022	2021
CONDENSED INCOME STATEMENTS
Net interest income	$1,558,664	$1,291,283	$984,867
Net interest income (1)	1,651,695	1,386,981	1,077,315
Credit loss expense	46,171	3,000	63
Non-interest income:
Trust and investment management fees	153,315	154,679	148,994
Service charges on deposit accounts	93,504	91,891	83,292
Insurance commissions and fees	58,271	53,210	51,548
Interchange and card transaction fees	19,419	18,231	17,461
Other charges, commissions and fees	49,026	41,590	36,836
Net gain (loss) on securities transactions	66	—	69
Other	54,941	45,217	48,528
Total non-interest income	428,542	404,818	386,728

Non-interest expense:
Salaries and wages	547,718	492,096	395,497
Employee benefits	115,306	88,608	82,029
Net occupancy	124,396	112,495	107,344
Technology, furniture and equipment	135,286	120,771	112,738
Deposit insurance	76,589	15,603	12,232
Other	229,367	194,701	172,154
Total non-interest expense	1,228,662	1,024,274	881,994
Income before income taxes	712,373	668,827	489,538
Income taxes	114,400	89,677	46,459
Net income	597,973	579,150	443,079
Preferred stock dividends	6,675	6,675	7,157
Net income available to common shareholders	$591,298	$572,475	$435,922

PER COMMON SHARE DATA
Earnings per common share - basic	$9.11	$8.84	$6.79
Earnings per common share - diluted	9.10	8.81	6.76
Cash dividends per common share	3.58	3.24	2.94
Book value per common share at end of quarter	55.64	46.49	67.11

OUTSTANDING COMMON SHARES
Period-end common shares	64,185	64,355	63,986
Weighted-average common shares - basic	64,204	64,157	63,613
Dilutive effect of stock compensation	201	364	489
Weighted-average common shares - diluted	64,405	64,521	64,102

SELECTED ANNUALIZED RATIOS
Return on average assets	1.19%	1.11%	0.95%
Return on average common equity	18.66	16.86	10.35
Net interest income to average earning assets (1)	3.45	2.82	2.53

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31,
	2023	2022	2021
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$17,893	$16,739	$16,770
Loans excluding Paycheck Protection Program	17,870	16,600	14,918
Earning assets	46,186	48,293	43,196
Total assets	49,604	51,513	45,983
Non-interest-bearing demand deposits	15,340	18,203	16,671
Interest-bearing deposits	26,098	26,368	21,802
Total deposits	41,438	44,571	38,473
Shareholders' equity	3,313	3,541	4,359

Period-End Balance:
Loans	$18,824	$17,155	$16,336
Loans excluding Paycheck Protection Program	18,815	17,120	15,908
Earning assets	47,124	49,402	48,063
Total assets	50,845	52,892	50,878
Total deposits	41,921	43,954	42,696
Shareholders' equity	3,716	3,137	4,440
Adjusted shareholders' equity (1)	4,836	4,486	4,092

ASSET QUALITY ($ in thousands)
Allowance for credit losses on loan:	$245,996	$227,621	$248,666
As a percentage of period-end loans	1.31%	1.33%	1.52%

Net charge-offs:	$34,486	$15,766	$8,414
Annualized as a percentage of average loans	0.19%	0.09%	0.05%

Non-accrual loans:	$60,907	$37,833	$53,713
As a percentage of total loans	0.32%	0.22%	0.33%
As a percentage of total assets	0.12	0.07	0.11

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.25%	12.85%	13.13%
Tier 1 Risk-Based Capital Ratio	13.73	13.35	13.70
Total Risk-Based Capital Ratio	15.18	14.84	15.45
Leverage Ratio	8.35	7.29	7.34
Equity to Assets Ratio (period-end)	7.31	5.93	8.73
Equity to Assets Ratio (average)	6.68	6.87	9.48

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2023				2022
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	5.39%	5.33%	5.05%	4.57%	3.70%
Federal funds sold	5.73	5.65	5.35	4.72	3.88
Resell agreements	5.60	5.53	5.26	4.77	4.14
Securities	3.24	3.24	3.24	3.24	3.09
Loans, net of unearned discounts	6.92	6.83	6.64	6.36	5.80
Total earning assets	5.00	4.92	4.77	4.57	4.14

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.40	0.38	0.41	0.36	0.27
Money market deposit accounts	2.83	2.78	2.68	2.47	1.94
Time accounts	4.59	4.34	3.77	2.40	1.52
Total interest-bearing deposits	2.27	2.12	1.87	1.52	1.16

Total deposits	1.46	1.35	1.18	0.93	0.69

Federal funds purchased	5.40	5.32	4.97	4.55	3.78
Repurchase agreements	3.75	3.67	3.52	3.20	2.69
Junior subordinated deferrable interest debentures	7.45	7.34	6.84	6.46	5.39
Subordinated notes payable and other notes	4.69	4.69	4.69	4.69	4.69
Total interest-bearing liabilities	2.48	2.33	2.11	1.79	1.37

Net interest spread	2.52	2.59	2.66	2.78	2.77
Net interest income to total average earning assets	3.41	3.44	3.45	3.47	3.31

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$7,047	$6,747	$6,880	$8,687	$11,574
Federal funds sold	3	13	22	64	52
Resell agreements	86	85	85	90	49
Securities	19,834	20,557	21,278	21,744	20,129
Loans, net of unearned discount	18,609	17,965	17,664	17,319	17,063
Total earning assets	$45,579	$45,366	$45,929	$47,904	$48,867

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$9,986	$10,202	$10,862	$11,662	$12,113
Money market deposit accounts	11,219	11,144	11,431	12,404	12,958
Time accounts	5,282	4,659	3,483	2,055	1,708
Total interest-bearing deposits	26,487	26,005	25,776	26,121	26,779

Total deposits	41,184	40,828	41,007	42,757	44,759

Federal funds purchased	18	21	33	51	37
Repurchase agreements	3,761	3,536	3,719	4,211	3,575
Junior subordinated deferrable interest debentures	123	123	123	123	123
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$30,488	$29,785	$29,750	$30,606	$30,613

(1) Taxable-equivalent basis assuming a 21% tax rate.